Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces

Extension and Expansion of its Revolving Credit Facility

Facility Increased to $265 Million with Accordion Feature Up to $400 Million

Menlo Park, Calif., June 6, 2019 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced it has amended and renewed its revolving credit facility (“Credit Facility”). Deutsche Bank AG serves as administrative agent and as a lender, together with existing lenders KeyBank National Association, TIAA, FSB, and MUFG Union Bank, N.A., under the Credit Facility. The amendment, among other things, (i) increases the capacity of the Credit Facility from $210 million to $265 million; (ii) adds an accordion feature which allows us, under certain circumstances, to increase the size of the Credit Facility up to $400 million; and (iii) extends the revolving period to May 31, 2021 and the maturity date to November 31, 2022. Borrowings under the Credit Facility are subject to various covenants including the leverage restrictions contained in the Investment Company Act of 1940, as amended, provided that the Company’s asset coverage ratio under the Credit Facility shall not be less than 150%.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company serves as the primary financing source for the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

Abernathy MacGregor Group

Alan Oshiki / Sheila Ennis

212-371-5999 / 415-745-3294

aho@abmac.com / sbe@abmac.com